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                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                               Form 8-K

                            Current Report



                  Pursuant to Section 13 or 15 (d) of
                    Securities Exchange Act of 1934

         Date of Report:    (Date of Earliest Event Reported):
                           February 25, 1997

                            GROSSMAN'S INC.
        (Exact Name of Registrant as Specified in its Charter)

                               DELAWARE
            (State of Other Jurisdiction of Incorporation)

                1-542                       38-0524830
             (Commission File No.)       (I.R.S. Employer
                                         Identification No.)

                 45 Dan Road
            Canton, Massachusetts                       02021
     (Address of Principal Executive Offices)         (Zip Code)

          Registrant's telephone number, including area code:

                            (617) 830-4000


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  Item 5.  Other Events.

  Grossman's Inc. ("the Company") entered into a loan agreement with GDI Company, Inc. ("GDI"), dated February 25, 1997, pursuant to which the Company received approximately $3.1 million, representing the initial funding in a plan to provide the Company with additional liquidity. GDI is a subsidiary of JELD-WEN, inc. ("JELD-WEN"), a major supplier to the Company and an affiliate of its largest shareholder, Richard Wendt.

  The funds received by the Company included approximately $2 million pursuant to a note secured by real estate of GRS Realty, a wholly-owned subsidiary of the Company. In addition, GDI purchased the convertible note payable by GRS to Gordon Brothers Partners, Inc. Following the purchase, $1.1 million of proceeds from the sale of real estate was released to the Company for general use.

  On March 6, 1997, the Company, JELD-WEN and Congress Financial Corporation ("Congress") finalized an amendment to the Loan and Security Agreement between the Company and Congress. Under the provisions of the amendment, Congress agreed to increase its credit line to the Company by $10 million, supported by a $10 million stand-by letter of credit put in place by an affiliate of JELD-WEN in favor of Congress. In addition, approximately $5 million of property previously securing the convertible note purchased by GDI, has been pledged as additional security for the loan.

  The interest rate on the entire loan facility with Congress been increased from 1.00% over prime rate to 1.50% over prime rate. In addition, Congress agreed to forbear all known defaults. Congress had recently notified the Company of a default due to adverse business conditions.

  On February 28, 1997, the Company amended its By-laws and the Company's Board of Directors was reduced in size from eight to seven members. Four members of the previous Board, John R. Grey, Maurice Grossman, Leo Kahn and Samuel Witt III resigned, and three nominees of JELD-WEN, Richard Wendt, Theodore Robert K. Swanson continues to serve as Chairman of the Board, and Thomas E. Arnold, Russell Cox and Dr. Abraham Zaleznik continue to serve as Board members.






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  On February 28, 1997, the restructured Board elected Seymour
  Kroll as President and Chief Executive Officer of the
  Company, replacing David J. Ferrari of Argus Corporation, who served in this capacity as part of the interim management provided by Argus Corporation.

  Michael J. Shea, Executive Vice President and Chief
  Financial Officer of the Company, resigned on March 3, 1997.
  A successor will be elected at a later date.



  Item 7.  Financial Statements and Exhibits.

  (c) Exhibits.

  3(b)-2 Amendment to the By-laws of the Company as adopted by the Board of Directors of the Company February 28, 1997.

  4(r)-1 Amendment No. 1 to Financing Agreements, dated March 5, 1997, between Congress
               Financial Corporation (New England) and
               Grossman's Inc., filed herewith.

  4(s)         Loan Agreement, dated as of February 25,
               1997, between GDI Company, Inc., as lender, and Grossman's Inc., GRS Holding Company,
               Inc. and GRS Realty Company, inc., as
               borrowers, filed herewith.





















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                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange
  Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              GROSSMAN'S INC.

                              By:  /s/ Richard E. Kent
                                   ----------------------
                                   Richard E. Kent
                                   Vice President, Secretary
                                   and General Counsel


  Dated:  March 19, 1997































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